UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 4									OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP							OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response 0.5
(Print or Type Responses)	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol					6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
James	Thomas	A.	Raymond James Financial (RJF)					X Director		______ 10% Owner
(Last)	(First)	(Middle)	3. IRS or Social Security		4. Statement for			X Officer (give		______ Other (specify
			Number of Reporting		Month/Day/Year			title below)		below)
880 Carillon Parkway			Person (Voluntary)		December 16, 2002			Chairman/CEO
(Street)					5. If Amendment			7. Individual or Joint/Group Filing (Check Applicable Line)
					Date of Original			X Form filed by One Reporting Person
St. Petersburg	FL	33716			(Month/Day/Year)			Form filed by More than One Reporting Person
(City)	(State)	(ZIP)	Table I  ~~-~~  Non Derivative Securities Acquired, Disposed of , or beneficially Owned

1. Title of Security			2. Trans-	2A. Deemed	3. Trans-	4. Securities Acquired (A)			5. Amount of	6. Owner-	7. Nature of
(Instr. 3)			action	Execution	action	or Disposed of (D)			Securities	ship	Indirect
			Date	Date, if any	Code	(Instr. 3, 4 and 5)			Beneficially	Form:	Beneficial
				(Month/Day/Year	(Instr. 8)				Owned at	Direct	Owner-
			(Month/						Following	(D) or	ship
			Day/						Reported	Indirect
			Year)		Code V		(A) or		Transactions	(I)
Raymond James Financial, Inc. (RJF)						Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)
RJF Common Stock									6,034,131	D	Thomas A. James TTEE 12/20/76 Thomas A. James
RJF Common Stock									460,559 (1)	I	Employee Stock Ownership Plan & Trust
RJF Common Stock									21,372	I	Mary S. James (wife)
RJF Common Stock									323,508	I	Robert A. James & Helen W. James Annuity Trust
RJF Common Stock									152,909	I	James Grandchildren Trust
RJF Common Stock									3,362,680	I	Robert A. James Trust
RJF Common Stock			12/13/2002		A	3,937	A	$ -	23,550	D

(1) Shares held indirectly through RJF's ESOP gives effect to a diversification election made under the Internal Revenue Code on 12/13/02.[romeo & dye, form 120]

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.										(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).										SEC 1474 (7-96)

FORM 4 (continued)	Table II ~~--~~ Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security	2. Conver-	3. Trans-	3.A Deemed	4. Trans-		5. Number or Deriv-		6. Date Exer-		7. Title and Amount of	8. Price	9. Number	10.Owner-	11.Nature
(Instr. 3)	sion or	action	Execution Date,	action		ative Securities Ac-		cisable and		Underlying Securities	of	of deriv-	ship	of
	Exercise	Date	if any	Code		quired (A) or Dis-		Expiration		(Instr. 3 and 4)	deriv-	ative	Form of	Indirect
	Price of		(Month/Day/Year	(Instr. 8)		posed of (D)		Date			Secur-	Secur-	Security:	Benefi-
	Deri-	(Month/				(Instr. 3, 4, and 5)		(Month/Day/			ity	ities	Direct	cial
	vative	Day/						Year)			(Instr.	Bene-	(D) or	Owner-
	Security	Year)									5)	ficially	Indirect	ship
												Owned	(I)	(Instr. 4)
												at End	Instr. 4)
of deriv-
										Title		Month
								Date	Expira-	Amount or		(Instr. 4)
				Code	V	(A)	(D)	Exer-	tion	Number of
								cisible	Date	Shares

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations,									/S/ Thomas A. James			12/16/2002
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).									**Signature of Reporting Person			Date

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see Instructions 6 for procedure.

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SEC 1474 (7-96)